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             SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                          COLUMBIA SPORTSWEAR COMPANY


                                   ARTICLE I

       The name of the Corporation is Columbia Sportswear Company.

                                   ARTICLE II

     A. The Corporation is authorized to issue shares of two classes of stock: 50,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock.

     B. Holders of Common Stock are entitled to one vote per share on any matter submitted to the shareholders. On dissolution of the Corporation, after any preferential amount with respect to the Preferred Stock has been paid or set aside, the holders of Common Stock and the holders of any series of Preferred Stock entitled to participate in the distribution of assets are entitled to receive the net assets of the Corporation.

     C. The Board of Directors is authorized, subject to limitations prescribed by the Oregon Business Corporation Act, as amended from time to time (the "Act"), and by the provisions of this Article, to provide for the issuance of shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each series and to determine the designations, relative rights, preferences and limitations of the shares of each series. The authority of the Board of Directors with respect to each series includes determination of the following:

          (1) The number of shares in and the distinguishing designation of that series;

          (2) Whether shares of that series shall have full, special, conditional, limited or no voting rights, except to the extent otherwise provided by the Act;

          (3) Whether shares of that series shall be convertible and the terms and conditions of the conversion, including provision for adjustment of the conversion rate in circumstances determined by the Board of Directors;

          (4) Whether shares of that series shall be redeemable and the terms and conditions of redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions or at different redemption dates;

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          (5)  The dividend rate, if any, on shares of that series, the manner of calculating any dividends and the preferences of any dividends;

          (6) The rights of shares of that series in the event of voluntary or involuntary dissolution of the Corporation and the rights of priority of that series relative to the Common Stock and any other series of Preferred Stock on the distribution of assets on dissolution; and

          (7) Any other rights, preferences and limitations of that series that are permitted by law to vary.


                                  ARTICLE III

          No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director, provided that this Article shall not eliminate the liability of a director for any act or omission for which such elimination of liability is not permitted under the Oregon Business Corporation Act. No amendment to the Oregon Business Corporation Act that further limits the acts or omissions for which elimination of liability is permitted shall affect the liability of a director for any act or omission which occurs prior to the effective date of the amendment.


                                   ARTICLE IV

          The Corporation shall indemnify to the fullest extent not prohibited by law any current or former director of the Corporation who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative or other (including an action, suit or proceeding by or in the right of the Corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the Corporation, or serves or served at the request of the Corporation as a director, officer, employee or agent, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. The Corporation shall pay for or reimburse the reasonable expenses incurred by any such current or former director in any such proceeding in advance of the final disposition of the proceeding if the person sets forth in writing (i) the person's good faith belief that the person is entitled to indemnification under this Article and (ii) the person's agreement to repay all advances if it is ultimately determined that the person is not entitled to indemnification under this Article. No amendment to this Article that limits the Corporation's obligation to indemnify any person shall have any effect on such obligation for any act or omission that occurs prior to the later of the effective date of the amendment or the date notice of the amendment is given to the person. This Article shall not be deemed exclusive of any


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other provisions for indemnification or advancement of expenses of directors, officers, employees, agents and fiduciaries that may be included in any statute, bylaw, agreement, general or specific action of the Board of Directors, vote of shareholders or other document or arrangement.


                                   ARTICLE V

     These Second Amended and Restated Articles of Incorporation ("Restated Articles") shall become effective immediately upon filing. When these Restated Articles become effective the following events shall occur in the order presented: (i) the Agreement regarding Plan of Recapitalization among the Corporation and the shareholders of the Corporation, dated March 23, 1998, shall become effective, (ii) each outstanding share of nonvoting Common Stock shall be converted into 1.0 fully paid and non-assessable share of voting Common Stock and (iii) each outstanding share of Common Stock, including those shares of Common Stock resulting from the operation of clauses (i) and (ii) of this sentence, shall be converted into 0.59 fully paid and non-assessable shares of Common Stock. No fractional shares shall be issued on conversion of the Common Stock and nonvoting Common Stock, and the number of shares of Common Stock into which shares held by each holder of record are converted shall be rounded up to the nearest whole share.


                                   ARTICLE VI

     If the Corporation does not close a sale of shares of its Common Stock, registered for sale to the public pursuant to the Securities Act of 1933, (the "Public Offering") within 15 days of the registration statement (the "Registration Statement") under which the Public Offering is being made being declared effective by the Securities and Exchange Commission or, if the Registration Statement is not declared effective by the Securities and Exchange Commission on or before April 30, 1998, then Sections II.A and II.B of these Restated Articles shall become inoperative and of no further force or effect without any further action on the Corporation's behalf and shall be superseded by the following:

     A. The Corporation is authorized to issue 50,000,000 shares of voting Common Stock, 40,000,000 shares of nonvoting Common Stock and 10,000,000 shares of Preferred Stock.

     B. Holders of voting Common Stock are entitled to one vote per share on any matter submitted to the shareholders. Holders of nonvoting Common Stock have no voting rights with respect to shares of nonvoting Common Stock except as otherwise provided by law. On dissolution of the Corporation, after any preferential amount with respect to the Preferred Stock has been paid or set aside, the holders of voting Common Stock, the holders of nonvoting Common Stock, and the holders of any series of Preferred Stock entitled to participate in the distribution of the assets are entitled to receive the net assets of the Corporation.


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                                   ARTICLE VII

     If Sections II.A and II.B as set forth in Article VI become effective pursuant to the terms of Article VI, the officers of the Corporation are authorized to cause these Restated Articles to be further restated, in accordance with the terms of Article V and Article VI of these Restated Articles, to delete Articles V, VI and VII and to revise Article II if required by operation of Article VI.



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